FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

FIRST QUARTER NET ASSET INCREASE

HOUSTON, TX - May 14, 2009 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") reports net assets as of March 31, 2009, of $79.4 million, an increase of $1.0 million since December 31, 2008. Due to the Fund's first quarter stock dividend of $0.1075 and the increase in number of shares outstanding resulting therefrom, net assets per share decreased from $9.16 to $8.96. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
Net assets	$79,396	$78,435	$94.235	$102,976
Shares outstanding	8,862	8,565	8,261	8,581
Net assets per share	$8.96	$9.16	$11.41	$12.00
Dividend per share	$0.1075	$0.158	$0.158	$0.158

Significant events for the quarter were as follows:

Managed Distribution Policy. On March 24, 2009, the Fund announced the suspension of its managed distribution dividend policy and payment of quarterly distributions for an indefinite period. Prior to this announcement, the Fund announced a dividend of $0.1075 per share for the first quarter of 2009 which was paid on March 30, 2009. The Fund will continue to pay out net investment income and/or realized capital gains, if any, on an annual basis as required under the Investment Company Act of 1940. Among the reasons for the discontinuation of the policy was the fact that the Fund is not presently generating sustainable current income or capital gains sufficient to pay regular dividends. Consequently, any dividends paid during the intermediate future would likely consist of return of capital.  In addition, like other closed-end funds, the Fund's policy did not appear to have narrowed the Fund's share price discount from the Fund's net asset value.

The Fund held $7.3 million in cash at March 31, 2009, of which $4.2 million has been allocated for follow-on investments. The Fund also has available an undrawn revolving line of credit with Amegy Bank of Texas for $7.5 million.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.